UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BitVentures Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 15, AIA Central, No.1 Connaught Road Central

Central, Hong Kong

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Ordinary shares, par value $0.0020 per share*	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-25391

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

BitVentures Limited (the “Registrant”) is filing this Amendment No. 1 to its registration statement on Form 8-A originally filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2021 (the “Original Form 8-A”), to amend the description of the Registrant’s securities registered in the Original Form 8-A. The Registrant has implemented a substitution listing effective on January 5, 2026, whereby the Registrant has listed its consolidated ordinary shares, par value US$0.0020 per share, for trading on the Nasdaq Stock Market LLC, in substitution for its previously listed American depositary shares, each representing two ordinary shares of par value US$0.0001 per share of the Registrant. The ordinary shares will continue to trade on the Nasdaq Stock Market LLC under the ticker symbol “BVC.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A description of the ordinary shares is contained in “Description of Share Capital” set forth as Exhibit 99.1 in the Registrant’s current report on Form 6-K furnished to the Commission on January 7, 2026, which is incorporated herein by reference.

Item 2. Exhibits.

No exhibits are required to be filed as the securities being registered on this form (1) are being registered on an exchange on which no other securities of the Registrant are registered, and (2) are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BitVentures Limited

By:	/s/ Lawrence Lok
Name:	Lawrence Lok
Title:	Chairman and CEO

Date: January 7, 2026